Exhibit 99.5

                       HUNGARIAN TELEPHONE AND CABLE CORP.



FOR IMMEDIATE RELEASE

Contact:          Arthur Dague                       Andrew Nicholson
                  203/329-5094                       011-361-212-1100
                  adague@czn.com                     (Budapest, Hungary)


                  HUNGARIAN TELEPHONE AND CABLE CORP. ANNOUNCES
                  CREDIT FACILITY AGREEMENT WITH HUNGARIAN BANK

         Stamford, CT, October 16, 1996 -- Hungarian Telephone and Cable Corp. (AMEX: HTC) announced today that it has entered into a $170 million 10-year credit facility agreement with Postabank Rt, a Hungarian commercial bank. The proceeds of the credit facility will be used to repay an existing $75 million Secured Term Credit Facility entered into in March of this year. The remainder of the credit facility will be used to fund the build out of the Company's telephone concession areas in the Republic of Hungary, provide working capital, and to refinance other existing debt.

         "This credit facility agreement represents an important step forward for HTC and its shareholders," explained Jim Morrison, HTC's president and chief executive officer. "We believe HTC's operating areas offer a significant potential market for basic and advanced telecommunications services. We are committed to continuing the development of our telecommunications network and, through this credit facility agreement, are pleased to be doing so in a cost-effective manner."

         HTC is a rapidly growing provider of telephone services in five concession areas in Hungary, currently serving approximately 80,000 access lines in its service territories.



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